FOR IMMEDIATE RELEASE NASDAQ Symbol: NVAX

NOVAVAX NAMES JEFFREY CHURCH CHIEF FINANCIAL OFFICER

MALVERN, PA, August 17, 2006 — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) said today that Jeffrey Church has been appointed Vice President, Chief Financial Officer and Treasurer, effective September 5, 2006.

Mr. Church joins Novavax from GenVec Inc., where he served as CFO, Treasurer and Corporate Secretary since 1998. During his tenure at GenVec, Mr. Church raised approximately $150 million in debt and equity financing.

“I am extraordinarily pleased to welcome Jeff to Novavax’s senior management team,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “Jeff’s depth of knowledge of the financial and management needs of an emerging biotechnology company — and of the vaccine development process in particular — is outstanding. He also brings important expertise in business transactions, procuring and managing government contracts, and in facilities management. I am confident he will add tremendous value in the exciting times ahead for our company.”

“I am eager to join the Novavax team,” Mr. Church said. “I am impressed with Novavax’s focus and commitment to becoming a premier vaccine company, and with the enthusiasm among colleagues. This is an exciting time to help build a company that has so many of the components necessary for success.”

“We are looking forward to working with Jeff, a seasoned finance professional,” said Michael McManus, a member of Novavax’s Board of Directors and chairman of the board’s audit committee. “His expertise, insights and discipline will help ensure Novavax delivers on its milestones.”

A certified public accountant, Mr. Church was an Executive Vice President, CFO and Director of Biospherics Inc., now known as Spherix, where he directed a team of 250 professionals in sales and marketing, technical services and financial functions. Prior to Biospherics, Mr. Church served as Senior Vice President and CFO of the device concern Meridian Medical Technologies Inc. Mr. Church helped in transforming Meridian from an unprofitable defense contractor to a profitable medical device company that, subsequently, was acquired by King Pharmaceuticals for $247 million.

A summa cum laude graduate of the University of Maryland, Mr. Church began his career as an audit manager in the Baltimore, Maryland, office of Price Waterhouse.

About Novavax, Inc.

Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options.  Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases.  Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines.  With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

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